Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
January 18, 2011

CITIGROUP REPORTS FULL YEAR 2010 NET INCOME OF $10.6 BILLION OR $0.35 PER SHARE COMPARED TO A NET LOSS OF $1.6 BILLION OR $0.80 PER SHARE IN 2009

FOURTH QUARTER 2010 NET INCOME OF $1.3 BILLION OR $0.04 PER SHARE COMPARED TO A NET LOSS OF $7.6 BILLION OR $0.33 PER SHARE IN THE FOURTH QUARTER 2009

FOURTH QUARTER INCLUDED NEGATIVE CVA OF $1.1 BILLION PRE-TAX DUE TO CITI CREDIT SPREADS TIGHTENING

FOURTH CONSECUTIVE PROFITABLE QUARTER

FOURTH QUARTER 2010 REVENUES OF $18.4 BILLION; $86.6 BILLION FOR FULL YEAR 2010

TIER 1 COMMON OF $105 BILLION, TIER 1 COMMON RATIO OF 10.7%

ALLOWANCE FOR LOAN LOSSES OF $40.7 BILLION

CITI HOLDINGS ASSETS OF $359 BILLION, DOWN 26% FROM THE PRIOR YEAR

CITICORP FULL YEAR REVENUES OF $65.6 BILLION, NET INCOME OF $14.9 BILLION

New York, January 18, 2011 — Citigroup Inc. today reported fourth quarter 2010 net income of $1.3 billion, or $0.04 per diluted share, compared to a net loss of $7.6 billion, or $0.33 per diluted share, in the fourth quarter 2009. Citigroup net income for full year 2010 was $10.6 billion, or $0.35 per diluted share, compared to a net loss of $1.6 billion, or $0.80 per share, in the full year 2009.

Citigroup revenues in the fourth quarter 2010 were $18.4 billion and included negative CVA of $1.1 billion.  Excluding CVA, revenues of $19.5 billion were down 6% from the prior quarter, principally driven by lower Securities and Banking revenues and lower gains on sale of AFS securities in Corporate/Other.

Citicorp’s net income remained strong in 2010 at $14.9 billion while Citi Holdings net loss decreased 52%, from $8.9 billion to $4.2 billion, when compared to 2009.  Citi Holdings’ assets stood at $359 billion at the end of 2010, down from $487 billion at the end of 2009.  This performance helped Citi to continue to improve its capital strength, as its Tier 1 Common ratio increased from 9.6% to 10.7% over the course of the year.

“2010 was a year full of milestones and was critical for the turnaround of this institution,” said Vikram Pandit, Chief Executive Officer of Citigroup.  “Our goal was to achieve consistent profitability and I am very pleased that with our fourth consecutive profitable quarter, we earned $10.6 billion for the year.

“Our core businesses in Citicorp, with its deep roots in both the developed and emerging markets, performed well throughout the year while we made targeted investments in talent and technology.  At the same time, we continued to wind down Citi Holdings in an economically rational manner, reducing assets by $128 billion in 2010 alone. Holdings’ total assets have declined by more than half from their peak in 2008 to $359 billion and now stand at less than 20% of our balance sheet.”

“We have the right strategy for our company’s present and future and are executing it with discipline.  Although the economic environment remains uncertain, our future path is clear:  As America’s global bank, we’ve built a foundation capable of producing sustained profitability and our next goal is to achieve responsible growth,” concluded Mr. Pandit.

FULL YEAR 2010 KEY ITEMS:

•                  Citigroup net income was $10.6 billion, compared to a net loss of $1.6 billion in 2009.

•                  Citigroup revenues(1) were $86.6 billion, down 5% from $91.1 billion in 2009.

•                  Citicorp revenues were $65.6 billion, down 4% from 2009, as 3% growth in both Regional Consumer Banking and Transaction Services, was more than offset by a decline in Securities and Banking.

•                  Citi Holdings revenues were $19.3 billion, down 42% from 2009, mainly due to the absence of the $11.1 billion gain on sale of Smith Barney recorded in the prior year as well as lower overall assets.

•                  Corporate/Other revenues of $1.8 billion compared to negative $10.6 billion in 2009.  Prior year revenues included the $10.1 billion loss associated with the TARP repayment and exiting of the loss-sharing agreement with the U.S. government.

•                  Citigroup expenses were $47.4 billion, down $447 million, or 1%, from 2009.

•                  Citigroup provisions for credit losses and for benefits and claims(1) declined $25.7 billion, or 50%, to $26.0 billion.

•                  Citicorp generated 59% of its revenues and 76% of its net income from its international operations.

•                  International Regional Consumer Banking:

•                  Revenues were $17.7 billion, up 9% from prior year.

•                  Net income more than doubled to $4.2 billion.

•                  Net credit margin was up 21% to $14.3 billion or 12.5% of average loans.

•                  Average deposits of $150 billion were up 12%.

•                  Average loans of $114 billion increased 12%.

•                  Cards purchase sales of $105 billion grew 17%.

•                  Citigroup’s total allowance for loan losses was $40.7 billion, or 6.31% of loans.  Allowance for loan losses at 209% of non-accrual loans.

•                  Citigroup’s non-accrual loans were $19.4 billion, down 13% sequentially and 39% year over year.

•                  Book Value per share was $5.61.  Tangible Book Value(2) per share was $4.45.

(1) As previously disclosed, effective January 1, 2010, Citigroup adopted SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment to FASB Statement No. 140 (SFAS 166) and SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167).  As a result, reported and managed basis presentations are equivalent for periods beginning January 1, 2010. For comparison purposes throughout this release, revenues, net credit losses, and provisions for credit losses and for benefits and claims for periods prior to January 1, 2010 are presented on a managed basis.  For additional information, see Citigroup’s Fourth Quarter 2010 Quarterly Financial Data Supplement furnished as an exhibit to Form 8-K filed with the U.S. Securities and Exchange Commission on January 18, 2011.

(2) Tangible Book Value per Share is a non-GAAP financial measure.  See Appendix B for additional information on this metric.

FOURTH QUARTER 2010 RESULTS

CITIGROUP

(in millions of dollars, except per share amounts)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Managed Revenues(a)	$18,371	$20,738	$7,882	$86,601	$91,092
Managed Net Credit Losses(a)	$6,854	$7,659	$9,980	$30,859	$42,262

Net Interest Revenue	12,806	13,246	11,161	54,652	48,914
Non-Interest Revenue	5,565	7,492	(5,756)	31,949	31,371
Total Revenues	$18,371	$20,738	$5,405	$86,601	$80,285

Net Credit Losses	6,854	7,659	7,135	30,859	30,741
Net Build (Release) (b)	(2,252)	(1,967)	755	(5,782)	8,263
Provision for Benefits and Claims	238	227	294	965	1,258
Total Credit Costs	$4,840	$5,919	$8,184	$26,042	$40,262

Expenses	$12,471	$11,520	$12,314	$47,375	$47,822

Income (loss) from cont. ops. before taxes	$1,060	$3,299	$(15,093)	$13,184	$(7,799)
Provision (benefit) for income taxes	(313)	698	(7,353)	2,233	(6,733)

Income from Continuing Operations	$1,373	$2,601	$(7,740)	$10,951	$(1,066)
Net income (loss) from disc. ops.	98	(374)	232	(68)	(445)
Minority Interest	162	59	71	281	95
Citigroup Net Income	$1,309	$2,168	$(7,579)	$10,602	$(1,606)

Tier 1 Capital Ratio	12.9%	12.5%	11.7%
Tier 1 Common Ratio	10.7%	10.3%	9.6%
Return on Common Equity	3.2%	5.4%	(21.6)%
Book Value per Share	$5.61	$5.60	$5.35
Tangible Book Value per share	$4.45	$4.44	$4.15

GAAP Revenues	$18,371	$20,738	$5,405	$86,601	$80,285
Net impact of credit card securitization activity	—	—	2,477	—	10,807
Managed Revenues	$18,371	$20,738	$7,882	$86,601	$91,092

GAAP Net Credit Losses	$6,854	$7,659	$7,135	$30,859	$30,741
Net impact of credit card securitization activity	—	—	2,845	—	11,521
Managed Net Credit Losses	$6,854	$7,659	$9,980	$30,859	$42,262

(a) Presented on a managed basis. See footnote 1 above.

(b) Includes provision for unfunded lending commitments.

Citigroup revenues were $18.4 billion, down $2.4 billion, or 11%, from the third quarter 2010.  Excluding CVA, revenues were down 6%, due to lower Securities and Banking revenues and lower gains on sale of AFS securities in Corporate/Other.  Net interest revenues were $12.8 billion, down 3% sequentially, largely due to declining loan balances in Citi Holdings and a $255 million pre-tax charge to increase reserves related to customer refunds in Japan Consumer Finance. Non-interest revenues were $5.6 billion, down 26% sequentially, principally driven by lower Securities and Banking revenues and the negative $1.1 billion of CVA.

Citigroup expenses increased $951 million, or 8%, sequentially to $12.5 billion, reflecting the impact of foreign exchange(3), higher legal and related expenses, severance, higher volumes in certain businesses, and continued investments in Citicorp businesses.

Citigroup total provisions for credit losses and for benefits and claims of $4.8 billion declined $1.1 billion, or 18%, sequentially to the lowest level since the second quarter of 2007.

•                  Net credit losses of $6.9 billion were down $805 million sequentially, or 11%, marking the sixth consecutive quarter of decline.  Consumer net credit losses declined $547 million, or 8%, to $6.2 billion, driven by North America, particularly Citi-branded cards in Citicorp, Retail Partner cards in Citi Holdings, and residential real estate lending.  Corporate net credit losses decreased $258 million, or 28%, to $664 million, reflecting continued improvement in the overall quality of the corporate loan portfolio.

•                  The net release of allowance for loan losses and unfunded lending commitments was $2.3 billion, compared to $2.0 billion in the prior quarter.  The net reserve release in the current quarter consisted of $1.3 billion for consumer loans and $920 million for corporate loans and unfunded lending commitments.

•                  The net consumer reserve release was mainly driven by Retail Partner cards, Citi-branded cards in North America Regional Consumer Banking, and international loans in Local Consumer Lending in Citi Holdings.  The $1.3 billion net reserve release compared to a net release of $1.4 billion in the prior quarter.

•                  The net corporate reserve release reflected releases for the overall portfolio, as corporate credit trends continued to improve, as well as the release of reserves that had been previously established for specific loans and offset charge-offs taken in the current quarter.  The $920 million net reserve release compared to a net release of $575 million in the prior quarter.

•                  Citigroup’s total allowance for loan losses was $40.7 billion at quarter-end, or 6.31% of total loans, down from $43.7 billion, or 6.73%, in the prior quarter driven, in part, by asset sales and lower non-accrual loans..

•                  The consumer allowance for loan losses was $35.4 billion at quarter-end, down $2.2 billion from the prior quarter.  As a percent of total consumer loans, the allowance for consumer loan losses was 7.77%, down from 8.16% in the third quarter 2010.

The effective tax rate on continuing operations was negative 30%, versus positive 21% in the prior quarter. The full year 2010 effective tax rate was 17%, reflecting taxable earnings in lower tax rate jurisdictions as well as tax advantaged earnings.

Citigroup net income was $1.3 billion, down $859 million, or 40%, from the prior quarter.

Citigroup end of period assets were $1.91 trillion at quarter-end, down 3% sequentially.  Citigroup end of period deposits were $845 billion, down 1% sequentially, driven by a decline in corporate deposits, partially offset by growth in consumer deposits.  Citigroup’s net interest margin was 2.97%, down from 3.09% in the third quarter 2010, mainly reflecting the impact of the reserve build related to Japan Consumer Finance, lower investment yields as Citi’s substantial liquidity position was maintained, as well as a decline in loans in Citi Holdings.

Citigroup’s Tier 1 Capital ratio was 12.9%. Citigroup’s Tier 1 Common ratio was 10.7%.

(3) Refers to the impact of foreign exchange in the translation of local currency results into U.S. dollars for reporting purposes.

CITICORP

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Net Interest Revenue	9,733	9,475	8,420	38,820	34,432
Non-Interest Revenue	4,527	6,814	3,512	26,740	27,280
Total Revenues	$14,260	$16,289	$11,932	$65,560	$61,712

Expenses	$9,401	$8,883	$8,751	$35,859	$32,640

Net Credit Losses	2,662	3,020	1,595	11,789	6,155
Net Build (Release) (a)	(741)	(426)	(13)	(2,199)	2,853
Provision for Benefits and Claims	42	38	37	151	164
Total Credit Costs	$1,963	$2,632	$1,619	$9,741	$9,172

Net Income	$2,448	$3,534	$1,799	$14,898	$15,331

EOP Assets ($B)	$1,284	$1,283	$1,138	$1,284	$1,138
EOP Deposits ($B)	$760	$757	$734	$760	$734

GAAP Revenues	$14,260	$16,289	$11,932	$65,560	$61,712
Net impact of credit card securitization activity	—	—	1,744	—	6,672
Managed Revenues	$14,260	$16,289	$13,676	$65,560	$68,384

GAAP Net Credit Losses	$2,662	$3,020	$1,595	$11,789	$6,155
Net impact of credit card securitization activity	—	—	1,727	—	6,931
Managed Net Credit Losses	$2,662	$3,020	$3,322	$11,789	$13,086

(a) Includes provision for unfunded lending commitments.

Citicorp revenues were $14.3 billion, down $2.0 billion, or 12%, from the third quarter 2010. Growth in Latin America and Asia revenues, up 5% and 2%, respectively, was offset by declines in EMEA and North America, down 30% and 21%, respectively. Net interest revenues of $9.7 billion increased 3% sequentially, driven by higher balances.  Non-interest revenues declined 34% to $4.5 billion, largely due to the decline in Securities and Banking revenues, including $1.0 billion of negative CVA.

Citicorp expenses were $9.4 billion, up $518 million, or 6%, from the prior quarter, primarily driven by the impact of foreign exchange, higher legal and related costs, increased business volumes and continued investment spending.

Citicorp credit costs were $2.0 billion, down $669 million, or 25%, from the prior quarter, and included net credit losses of $2.7 billion and a $741 million net release of allowance for loan losses.  Net credit losses declined $358 million, or 12%, reflecting improvement across most portfolios.  The net loan loss reserve release consisted of $552 million for consumer loans (principally Citi-branded cards in North America) and $189 million for corporate loans.

Citicorp net income of $2.4 billion was $1.1 billion, or 31%, lower than the prior quarter, primarily driven by lower revenues in Securities and Banking and an increase in expenses, partially offset by a decline in credit costs. Asia and Latin America accounted for 81% of Citicorp’s fourth quarter 2010 net income.

Citicorp end of period assets were $1.3 trillion, approximately even to the prior quarter.  Average consumer loans were $226 billion, up 2% sequentially.  Average corporate loans were $170 billion, up 4% sequentially.

Regional Consumer Banking

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Net Interest Revenue	5,864	5,689	4,206	23,244	16,404
Non-Interest Revenue	2,303	2,472	1,934	9,198	8,410
Total Revenues	$8,167	$8,161	$6,140	$32,442	$24,814

Expenses	$4,448	$4,087	$4,056	$16,454	$15,041

Net Credit Losses	2,528	2,731	1,388	11,221	5,410
Net Build (Release) (a)	(552)	(403)	158	(1,547)	1,819
Provision for Benefits and Claims	42	38	37	151	164
Total Credit Costs	$2,018	$2,366	$1,583	$9,825	$7,393

Net Income	$1,344	$1,236	$561	$4,776	$2,478

(in billions of dollars)
Avg. Citi-branded Card Loans (b)	$110.6	$109.5	$115.9	$110.2	$113.9
Avg. Retail Banking Loans	$115.2	$111.5	$108.8	$111.4	$104.9
Avg. Deposits	$302.1	$295.6	$291.7	$294.6	$274.8
Investment Sales (Int’l Only)	$23.7	$21.3	$21.6	$92.5	$84.8
GAAP Revenues	$8,167	$8,161	$6,140	$32,442	$24,814
Net impact of credit card securitization activity	—	—	1,744	—	6,672
Managed Revenues	$8,167	$8,161	$7,884	$32,442	$31,486

GAAP Net Credit Losses	$2,528	$2,731	$1,388	$11,221	$5,410
Net impact of credit card securitization activity	—	—	1,727	—	6,931
Managed Net Credit Losses	$2,528	$2,731	$3,115	$11,221	$12,341

(a) Includes provision for unfunded lending commitments.

(b) Presented on a managed basis. See footnote 1 above.

Regional Consumer Banking (“RCB”) revenues were $8.2 billion, essentially unchanged from the prior quarter, as revenue growth in all international regions was offset by a 5% decline in revenues in North America.  Net interest revenues increased 3% to $5.9 billion, primarily driven by higher balances in Asia and Latin America. Non-interest revenues declined 7% to $2.3 billion, mainly due to a charge related to enhancements to the Citi-branded cards rewards program in North America.  Average retail banking loans grew 3% to $115.2 billion, and average Citi-branded cards loans increased 1% to $110.6 billion, both driven by Asia and Latin America.  Average deposits were up 2% to $302.1 billion, also driven by Asia and Latin America.  International investment sales increased 11% to $23.7 billion, primarily driven by Asia, and investment assets under management (“AUMs”) grew 4% to $130.5 billion, reflecting growth across all regions.

Expenses were $4.4 billion, up $361 million, or 9%, from the prior quarter, reflecting continued investment spending, the impact of foreign exchange, and the absence of a benefit related to the renegotiation of a third party contract in the prior quarter.

Net credit losses were $2.5 billion, down $203 million, or 7%, sequentially, largely driven by North America Citi-branded cards.  The $552 million net loan loss reserve release in the current quarter was $149 million higher than the release in the prior quarter, and reflected a net $353 million release in North America Citi-branded cards.  Outside of North America, the net loan loss reserve release was $239 million lower than in the prior quarter.

Net income of $1.3 billion was up $108 million, or 9%, sequentially, mainly driven by lower credit costs in North America and higher international revenues, partially offset by growth in expenses.

North America RCB

Revenues were $3.6 billion, down $184 million, or 5%, sequentially.  Retail banking revenues of $1.4 billion were down 2% sequentially, primarily driven by lower mortgage revenues due to lower re-financing gains.  Average retail banking loans were $29.7 billion and average deposits were $144.5 billion, both approximately flat to the prior quarter.  Citi-branded cards revenues of $2.2 billion were down 7% from the prior quarter, reflecting a charge related to enhancements to the Citi-branded cards rewards program and the continued impact of The Credit Card Accountability Responsibility and Disclosure (CARD) Act, partially offset by lower write-offs of accrued interest as credit continued to improve.  Cards open accounts were even with the prior quarter.  A 4% sequential increase in purchase sales drove end of period loans up 1% to $77.5 billion; however, average loans declined 1% to $75.3 billion.

Expenses were $1.6 billion, up $112 million, or 7%, from the prior quarter.  The sequential increase was primarily due to the absence of a benefit related to the renegotiation of a third party contract in the prior quarter and higher legal and related costs.

Net credit losses were $1.8 billion, down $203 million, or 10%, driven by an improvement in Citi-branded cards.  Loans 30-89 and 90+ days past due in Citi-branded cards declined 9% and 12%, respectively, and cards net credit losses were down $210 million, or 11%, to $1.7 billion, or 8.8% of average loans.

Net Income of $376 million was up $229 million from the prior quarter, driven by lower credit costs in Citi-branded cards.

EMEA RCB

Revenues were $381 million, up $32 million, or 9%, sequentially, driven by higher earnings of an unconsolidated minority investment, the impact of foreign exchange, and a 50% improvement in investment sales.  Citi-branded card average loans were $2.8 billion, flat to the prior quarter, and retail banking average loans were $4.3 billion, down 4% sequentially, reflecting the continued repositioning of the portfolio.

Expenses were $321 million, up $18 million, or 6%, from the prior quarter, primarily due to the impact of foreign exchange and investment spending.

Net credit losses were $73 million, up $8 million, or 12%, sequentially, driven by local commercial banking.

Net income of $4 million was down $19 million, or 83%, from the prior quarter, as revenue growth was more than offset by higher credit costs and expenses.

Latin America RCB

Revenues were $2.3 billion, up $67 million, or 3%, sequentially, largely driven by higher balances and the impact of foreign exchange.  Cards purchase sales increased 17% and average cards loans increased 6%, driven by a 1% growth in cards accounts.  Average retail banking loans and deposits were both up 5%, mainly due to volume growth in Mexico and Brazil.  Investment sales declined 6%, as customers shifted to longer-term securities, and investment AUMs increased 4%.  The impact of foreign exchange contributed to the sequential growth of all revenue drivers.

Expenses were $1.4 billion, up $136 million, or 11%, from the prior quarter, primarily due to higher investment spending and marketing costs, increased business volumes, and the impact of foreign exchange.

Net credit losses were $451 million, essentially flat to the prior quarter, but declined as a percentage of average loans to 5.22%, from 5.48% in the prior quarter. The $149 million net loan loss reserve release in the current quarter was entirely attributable to Citi-branded cards, and was $151 million lower than the net release in the prior quarter.

Net income of $447 million was down $114 million, or 20%, sequentially, driven by lower loan loss reserve releases and higher expenses.

Asia RCB

Revenues were $1.9 billion, up $91 million, or 5%, from the prior quarter, as growth in balances and the impact of foreign exchange were partially offset by spread compression.  Cards purchase sales increased 13% and average cards loans grew 6%, reflecting underlying business growth as well as the impact of foreign exchange.  Average deposits, average retail banking loans and investment AUMs were each up 5%, and investment sales increased 27%, also reflecting business momentum and the impact of foreign exchange.

Expenses were $1.1 billion, up $95 million, or 9%, reflecting continued investment spending and the impact of foreign exchange.

Net credit losses were $236 million, down $9 million, or 4%, sequentially, primarily driven by continued improvement in India cards.  The net credit loss ratio was 1.18%, down from 1.29% in the prior quarter.  The $43 million net loan loss reserve release in the current quarter was $49 million lower than the release in the prior quarter.

Net income of $517 million was up $12 million, or 2%, from the prior quarter, reflecting higher tax benefits and revenue growth, which offset the increase in expenses and lower loan loss reserve releases.

Securities and Banking

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Investment Banking	1,167	930	1,459	3,828	4,767
Lending	185	(18)	(219)	932	(2,480)
Equity Markets	596	1,040	31	3,501	3,183
Fixed Income Markets	1,481	3,501	1,680	14,075	21,296
Private Bank	501	497	561	2,004	2,068
Other Securities and Banking	(397)	(357)	(195)	(1,256)	(1,725)
Revenues	$3,533	$5,593	$3,317	$23,084	$27,109

Expenses	$3,636	$3,566	$3,483	$14,537	$13,084

Net Credit Losses	132	288	202	563	742
Net Build (Release) (a)	(194)	(7)	(174)	(588)	1,030
Total Credit Costs	$(62)	$281	$28	$(25)	$1,772

Net Income	$236	$1,378	$328	$6,469	$9,130

CVA (included in revenue above)	$(1,038)	$99	$(1,908)	$(399)	$(1,957)

(a) Includes provision for unfunded lending commitments.

Securities and Banking revenues were $3.5 billion, down $2.1 billion, or 37%, sequentially, driven principally by lower Fixed Income revenues and a negative CVA of $1.0 billion.  Excluding CVA, revenues were down $923 million, or 17%, largely due to lower Fixed Income and Equity Markets revenues, partially offset by growth in Investment Banking and Lending revenues.

•                  Investment Banking revenues were $1.2 billion, up $237 million, or 25%, from the prior quarter, reflecting higher equity underwriting activity.  Equity underwriting revenues of $404 million were up $252 million, mainly driven by IPO activity in Asia.  Debt underwriting revenues of $566 million were up 5%.  Advisory revenues of $197 million were down 17% from the prior quarter, reflecting a decline in completed deals during the quarter.

•                  Lending revenues of $185 million compared to negative $18 million in the prior quarter.  The increase in revenues was principally due to lower losses on credit default swap hedges.

•                  Equity Markets revenues were $596 million ($808 million excluding CVA), down $444 million, or 43%, from $1.0 billion ($1.1 billion excluding CVA) in the prior quarter.  The 24% decline in revenues (excluding CVA) mainly reflected weaker trading revenues related to derivatives activity and principal positions.

•                  Fixed Income Markets revenues were $1.5 billion ($2.3 billion excluding CVA), down 58% from $3.5 billion ($3.4 billion excluding CVA) in the prior quarter.  Excluding CVA, revenues declined $1.1 billion, or 32%, driven by lower revenues in Rates and Currencies, Securitized Products, Municipals and Credit Products.  The revenue decline primarily reflected lower revenues in market making activity to facilitate client needs.

•                  Private Bank revenues were $501 million, up $4 million, or 1%, sequentially, mainly driven by higher client business volumes.

Revenues in North America were $1.0 billion, down $1.2 billion, or 54%, from the prior quarter.  Excluding CVA, North America revenues were $1.6 billion, down 27%, mainly driven by lower Fixed Income Markets revenues.  EMEA revenues of $832 million were down $901 million, or 52%.  Excluding CVA, revenues were $1.3 billion, down 24%, also mainly due to declines in Fixed Income Markets revenues.  Latin America revenues of $728 million increased $89 million, or 14%, primarily due to improved results from Citi’s joint venture in Chile and a positive CVA impact.  Asia revenues were $964 million, down $54 million, or 5%, due to a negative impact from CVA.  Excluding CVA, revenues increased 3%, mostly driven by equity underwriting.

Expenses were $3.6 billion, up $70 million, or 2%, from the prior quarter.

Net credit losses were $132 million, down $156 million, or 54%, sequentially due principally to continued improvement in the credit quality of the corporate loan portfolio.  The current quarter included a $194 million net release of allowance for loan losses and unfunded lending commitments, compared to a $7 million net release in the prior quarter.  The net loan loss reserve release reflected continued improvement in the corporate credit portfolio, as well as net releases for specific counterparties.

Net income of $236 million declined $1.1 billion, or 83%, from the prior quarter, driven by a negative impact from CVA and lower Fixed Income and Equity Markets revenues.

Transaction Services

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009
Treasury and Trade Solutions	1,830	1,846	1,764	7,262	7,101
Securities and Fund Services	730	689	711	2,772	2,688
Revenues	$2,560	$2,535	$2,475	$10,034	$9,789

Expenses	$1,317	$1,230	$1,212	$4,868	$4,515

Net Credit Losses	2	1	5	5	3
Net Build (Release)	5	(16)	3	(64)	4
Total Credit Costs	$7	$(15)	$8	$(59)	$7

Net Income	$868	$920	$910	$3,653	$3,723

Average Deposits ($B) (a)	$353	$340	$335	$333	$304

(a) Includes Other Customer Liability Balances.

Transaction Services revenues were $2.6 billion, up 1% from the prior quarter, as growth in each of Latin America, Asia and EMEA was partially offset by a decline in North America. Average deposits and other customer liabilities were $353 billion, up 4% sequentially, with growth in every region outside North America.  Assets under custody grew 2% to $12.6 trillion, reflecting market valuations and the impact of foreign exchange. Revenue growth driven by higher business volumes was partially offset by continued spread compression.

•                  Treasury and Trade Solutions revenues of $1.8 billion were down 1%, as higher trade revenues and increased deposits and fees were more than offset by spread compression.

•                  Securities and Fund Services revenues of $730 million were up 6%, reflecting higher business volumes, with particularly strong growth in Latin America and Asia.

Revenues in North America of $588 million declined 5% from the prior quarter, mainly due to spread compression.  EMEA revenues of $840 million were up 1% from the prior quarter.  Latin America revenues of $406 million increased 6%, and Asia revenues of $726 million were up 4%, in each case driven by increased deposits and fees.

Expenses were $1.3 billion, up $87 million, or 7%, from the prior quarter, largely due to continued investment spending and higher business volumes.

Net credit losses were $2 million, up from $1 million in the prior quarter.  The $5 million net loan loss reserve build in the current quarter compared to a $16 million net loan loss reserve release in the prior quarter.

Net income of $868 million was down $52 million, or 6%, sequentially, primarily driven by continued investment spending and spread compression.

CITI HOLDINGS

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Net Interest Revenue	2,908	3,519	3,188	14,773	16,139
Non-Interest Revenue	1,057	334	1,271	4,514	12,989
Total Revenues	$3,965	$3,853	$4,459	$19,287	$29,128

Expenses	$2,356	$2,209	$3,008	$9,563	$13,764

Net Credit Losses	4,191	4,640	5,543	19,070	24,585
Net Build (Release) (a)	(1,510)	(1,541)	768	(3,582)	5,411
Provision for Benefits and Claims	196	189	257	813	1,094
Total Credit Costs	$2,877	$3,288	$6,568	$16,301	$31,090

Net Income	$(1,004)	$(1,134)	$(2,579)	$(4,230)	$(8,877)

EOP Assets ($B)	$359	$421	$487	$359	$487
EOP Deposits ($B)	$79	$82	$89	$79	$89

GAAP Revenues	$3,965	$3,853	$4,459	$19,287	$29,128
Net impact of credit card securitization activity	—	—	733	—	4,135
Managed Revenues	$3,965	$3,853	$5,192	$19,287	$33,263

GAAP Net Credit Losses	$4,191	$4,640	$5,543	$19,070	$24,585
Net impact of credit card securitization activity	—	—	1,118	—	4,590
Managed Net Credit Losses	$4,191	$4,640	$6,661	$19,070	$29,175

(a) Includes provision for unfunded lending commitments.

Citi Holdings revenues were $4.0 billion, up $112 million, or 3%, from the prior quarter.  Net interest revenues declined 17% to $2.9 billion, largely driven by the $255 million pre-tax charge to increase reserves related to customer refunds in Japan Consumer Finance and lower loan balances in Local Consumer Lending.  Non-interest revenues were $1.1 billion, up $723 million from the prior quarter principally due to gains on asset sales recorded in the current quarter, compared to losses in the prior quarter.

Citi Holdings expenses were $2.4 billion, up $147 million, or 7%, from the prior quarter, largely due to higher legal and related costs as well as higher severance expense.

Citi Holdings credit costs of $2.9 billion included $4.2 billion of net credit losses, a net release of allowance for loan losses and unfunded lending commitments of $1.5 billion, and a $196 million provision for policyholder benefits and claims.  Net credit losses declined $449 million, or 10%, sequentially, driven by improvement in Retail Partner cards, North America residential real estate and corporate credit.

Citi Holdings net loss of $1.0 billion was $130 million, or 11%, less than the net loss of $1.1 billion in the prior quarter, as continued improvement in credit costs more than offset the increase in expenses.

Citi Holdings assets were $359 billion at December 31, 2010, down $62 billion, or 15%, from September 30, 2010. The decline reflected $48 billion in asset sales and business dispositions, including the completion of The Student Loan Corporation sale announced in the third quarter 2010.  Citi Holdings assets comprised approximately 19% of total Citigroup assets at the end of the fourth quarter 2010, down from the peak of 38% in the first quarter of 2008.

Brokerage and Asset Management

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Revenues	$136	$(8)	$271	$609	$14,623

Expenses	$207	$221	$291	$951	$3,141

Net Credit Losses	3	2	0	17	1
Net Build (Release) (a)	(4)	(4)	(4)	(24)	31
Provision for Benefits and Claims	11	9	13	38	40
Total Credit Costs	$10	$7	$9	$31	$72

Net Income	$(52)	$(153)	$31	$(214)	$6,925

EOP Assets ($B)	$27	$28	$30	$27	$30

(a) Includes provision for unfunded lending commitments.

Brokerage and Asset Management revenues were $136 million compared to negative $8 million in the prior quarter.  The increase in revenues was principally due to a higher contribution from the Morgan Stanley Smith Barney joint venture.

The net loss of $52 million in the current quarter compared to a net loss of $153 million in the prior quarter.  The improvement was mainly driven by the increase in revenues.

Local Consumer Lending

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Revenues	$3,403	$3,547	$3,901	$15,826	$17,765

Expenses	$1,968	$1,872	$2,511	$8,064	$9,799

Net Credit Losses	3,618	3,949	4,612	17,040	19,185
Net Build (Release)	(783)	(953)	876	(1,771)	5,799
Provision for Benefits and Claims	185	180	244	775	1,054
Total Credit Costs	$3,020	$3,176	$5,732	$16,044	$26,038

Net Income	$(1,099)	$(827)	$(2,365)	$(5,001)	$(10,449)

EOP Assets ($B)	$252	$298	$321	$252	$321
GAAP Revenues	$3,403	$3,547	$3,901	$15,826	$17,765
Net impact of credit card securitization activity	—	—	733	—	4,135
Managed Revenues	$3,403	$3,547	$4,634	$15,826	$21,900

GAAP Net Credit Losses	$3,618	$3,949	$4,612	$17,040	$19,185
Net impact of credit card securitization activity	—	—	1,118	—	4,590
Managed Net Credit Losses	$3,618	$3,949	$5,730	$17,040	$23,775

Local Consumer Lending revenues were $3.4 billion, down $144 million, or 4%, sequentially, driven by the continued decline in balances and the above-mentioned charge to increase refund reserves related to Japan Consumer Finance.  The revenue decline was partially offset by gains on asset sales, compared to losses in the prior quarter, and a lower repurchase reserve build of $248 million related to North America residential real estate (compared to $322 million in the prior quarter).  Average loans declined $17 billion, or 7%, to $231 billion, driven by lower residential real estate and Retail Partner cards loans.

Expenses of $2.0 billion increased $96 million, or 5%, from the prior quarter, primarily due to higher severance.

Net credit losses declined $331 million, or 8%, sequentially to $3.6 billion, mostly driven by Retail Partner cards and North America residential real estate.

•                  Net credit losses in Retail Partner cards were $1.4 billion, down $153 million, or 10%, sequentially, reflecting continued improvement in the credit quality of the portfolio.  Loans 30-89 and 90+ days past due were down 11% and 8%, respectively, from the prior quarter.

•                  Net credit losses in North America residential real estate lending were $1.2 billion, down $116 million, or 9%, reflecting a continued decline in delinquencies. Loans 30-89 and 90+ days past due were down 7% and 17%, respectively, from the prior quarter.  The decline in delinquencies was driven by asset sales of first mortgages and modification programs.

The net loan loss reserve release was $783 million, compared to a $953 million net release in the prior quarter.  The net loan loss reserve release was largely attributable to Retail Partner cards and international loans, reflecting continued improvement in credit trends and a decline in loan balances.

The net loss of $1.1 billion in the current quarter compared to a net loss of $827 million in the prior quarter as the sequential improvement in credit costs was more than offset by the decline in revenues and increase in expenses.

Assets at December 31, 2010 were $252 billion, down $46 billion, or 15%, from September 30, 2010, mainly driven by the completion of the previously announced sale of The Student Loan Corporation.

Special Asset Pool

(in millions of dollars)	4Q’10	3Q’10	4Q’09	FY 2010	FY 2009

Revenues	$426	$314	$287	$2,852	$(3,260)

Expenses	$181	$116	$206	$548	$824

Net Credit Losses	570	689	931	2,013	5,399
Net Build (Release) (a)	(723)	(584)	(104)	(1,787)	(419)
Total Credit Costs	$(153)	$105	$827	$226	$4,980

Net Income	$147	$(154)	$(245)	$985	$(5,353)

EOP Assets ($B)	$80	$95	$136	$80	$136

(a) Includes provision for unfunded lending commitments.

Special Asset Pool revenues of $426 million increased $112 million, or 36%, sequentially, driven by higher gains on asset sales.

Expenses were $181 million, up $65 million, or 56%, mainly due to an increase in legal and related costs.

Net credit losses of $570 million declined $119 million, or 17%, from the prior quarter, largely due to lower losses from loans to specific counterparties for which reserves had previously been established and were then released in the current quarter.  The net release of allowance for loan losses and unfunded lending commitments of $723 million compared to a net loan loss reserve release of $584 million in the prior quarter, and reflected continued improvement in credit trends in the corporate loan portfolio.

Net income was $147 million, compared to a net loss of $154 million in the prior quarter.  The sequential improvement was due to the decline in credit costs and increase in revenues.

Assets at December 31, 2010 were $80 billion, down $15 billion, or 16%, from September 30, 2010, mainly driven by $10 billion of asset sales during the current quarter.

CORPORATE / OTHER AND DISCONTINUED OPERATIONS

Corporate/Other revenues were $146 million, down $450 million, or 76%, from the prior quarter, mainly due to lower gains on sale of AFS securities.

Corporate/Other net loss of $230 million compared to net income of $91 million in the prior quarter.  The $321 million sequential decline was principally due to lower revenue from gains on sale of AFS securities and higher legal and related expenses.

Citi will host a conference call today at 10:30 AM (EST).  A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/fin.  Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S.; (973) 409-9210 outside of the U.S.  The conference code for both numbers is 27940947.

Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Through Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement.  Both the earnings release and the Fourth Quarter 2010 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com or www.citi.com.

Certain statements in this release are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2009 Form 10-K.

Contacts:

Press:	Jon Diat:	(212) 793-5462	Equity Investors:	John Andrews	(212) 559-2718
	Shannon Bell:	(212) 793-6206	Fixed Income Investors:	Ilene Fiszel Bieler	(212) 559-5091
	Anu Ahluwalia	(212) 559-4114

RESULTS BY REGION AND SEGMENT

	Revenues			Income from Continuing Ops.
(in millions of dollars)	4Q’10	3Q’10	4Q’09(a)	4Q’10	3Q’10	4Q’09
North America
Regional Consumer Banking	3,556	3,740	3,618	376	147	28
Securities and Banking	1,009	2,203	795	(182)	456	(87)
Transaction Services	588	620	638	88	131	144
Total North America	$5,153	$6,563	$5,051	$282	$734	$85

EMEA
Regional Consumer Banking	381	349	386	4	22	(43)
Securities and Banking	832	1,733	1,067	(60)	505	(41)
Transaction Services	840	835	840	295	305	303
Total EMEA	$2,053	$2,917	$2,293	$239	$832	$219

Latin America
Regional Consumer Banking	2,300	2,233	2,072	447	558	113
Securities and Banking	728	639	867	337	266	378
Transaction Services	406	384	353	172	171	146
Total Latin America	$3,434	$3,256	$3,292	$956	$995	$637

Asia
Regional Consumer Banking	1,930	1,839	1,808	517	505	461
Securities and Banking	964	1,018	588	186	180	114
Transaction Services	726	696	644	319	318	326
Total Asia	$3,620	$3,553	$3,040	$1,022	$1,003	$901

Citicorp	$14,260	$16,289	$13,676	$2,499	$3,564	$1,842

Citi Holdings	$3,965	$3,853	$5,192	$(896)	$(1,054)	$(2,551)

Corporate / Other	$146	$596	$(10,986)	$(230)	$91	$(7,031)

Citigroup	$18,371	$20,738	$7,882	$1,373	$2,601	$(7,740)

(a) Presented on a managed basis. See footnote 1 above.

APPENDIX A

CVA

(In millions of dollars)	4Q’10	3Q’10	4Q’09
Securities and Banking
CVA on Citi Liabilities at Fair Value Option	$(795)	$(230)	$(1,764)
Derivatives CVA (1), (2)	(244)	329	(144)
Total Securities and Banking CVA	$(1,038)	$99	$(1,908)
Special Asset Pool
CVA on Citi Liabilities at Fair Value Option	(11)	(3)	(14)
Derivatives CVA (1)	(52)	19	(18)
Total Special Asset Pool CVA (3)	(63)	16	(32)
Total Citigroup CVA	(1,101)	115	(1,940)

(1)	Net of hedges.
(2)	Includes Private Bank.
(3)	Also included in revenue marks below.
Note: Totals may not sum due to rounding.

CITI HOLDINGS — SPECIAL ASSET POOL NET REVENUE MARKS

(In millions of dollars)	4Q’10	3Q’10	4Q’09
Mark-to-market on sub-prime related direct exposures (1)	$(16)	$160	$526
Monoline Credit Value Adjustment (CVA)	28	61	(306)
Mark-to-market on highly leveraged finance commitments (2)	21	—	(13)
Mark-to-market on Alt-A mortgages (3)	(124)	(6)	(362)
Mark to market on ARS (4)	138	109	—
Mark-to-market on CRE (3)	(92)	(123)	(10)
MTM on SIVs	(28)	(4)	(43)
CVA on Citi Liabilities at Fair Value Option	(11)	(3)	(14)
Derivatives CVA(5)	(52)	19	(18)
PE & Equity Investments	308	87	(19)
Total Revenue Marks	172	300	(258)
Non-credit Accretion (6)	284	267	450
Net Revenue Marks	$456	$567	$192

(1) Net of impact from hedges against direct subprime ABS CDO super senior positions.

(2) Net of underwriting fees.

(3) Net of hedges.

(4) Excludes a $6 million write-down in 4Q’09, and gains of $23 million in 3Q’10, and $8 million in 4Q’10 arising from the ARS buybacks.

(5) CVA net of hedges.

(6) Booked in the net interest revenue line.

Note: Totals may not sum due to rounding.

APPENDIX B

NON-GAAP FINANCIAL MEASURES

Preliminary
December 31,
(millions of dollars, except ratios)	2010
Citigroup’s Total Stockholders’ Equity	$163,468
Less: Preferred Stock	312
Common Stockholders’ Equity	163,156
Less:
Goodwill	26,152
Intangible Assets (other than Mortgage Servicing Rights)	7,504
Net Deferred Tax Assets Related to Goodwill and Intangible Assets	59
Tangible Common Equity (TCE)	$129,444

Common Shares Outstanding at Quarter-end	29,058.4
Tangible Book Value Per Share	$4.45
(Tangible Common Equity / Common Shares Outstanding)